UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2006

@Road, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-31511	94-3209170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47071 Bayside Parkway, Fremont, CA 94538

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 510-668-1638

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information.

Item 2.02 Results of Operations and Financial Condition.

On March 16, 2006, @Road, Inc. (the “Company”) filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission (the “SEC”) notifying the SEC that it will not file its Annual Report on Form 10-K for the year ended December 31, 2005 (the “Annual Report”) on or before the March 16, 2005 due date.  The Company expects to file the Annual Report on or before March 31, 2006.

In connection with the Company’s preparation of its financial statements for the year ended December 31, 2005 and the Annual Report, the Company commenced a re-evaluation of the accounting treatment previously applied to the common stock and preferred stock issued by the Company in connection with its acquisition of Vidus Limited (“Vidus”) on February 18, 2005. The Company is endeavoring to complete its re-evaluation as soon as possible.

In connection with the Vidus acquisition, the Company agreed to increase the redemption value of its Series B preferred stock if the average closing sales price of the Company’s common stock is not at least $7.00 for 10 consecutive trading days during the one year period ending September 25, 2006. The Company would treat this feature as an embedded derivative instrument. In this case, the embedded derivative will be bifurcated from the host preferred stock and be accounted for as a derivative liability. Additionally, any change in the fair value of the derivative instrument will be recognized in earnings during the period in which the change occurred.

The effects of the above are non-cash in nature, and the currently expected impact on the Company’s consolidated statement of operations for the year ended December 31, 2005 would be an increase in net income attributable to common stockholders of between $2.0 million and $2.5 million. For the year ended December 31, 2005, basic net income per share would increase by $0.04 to $0.47 and diluted net income per share would increase by $0.03 to $0.04, to $0.45 to $0.46, from the results disclosed in the Company’s Current Report on Form 8-K furnished to the SEC on February 7, 2006. The expected impact on the Company’s consolidated balance sheet as of December 31, 2005 would be a decrease in stockholders’ equity of approximately $11 million, a decrease in goodwill of approximately $8 million and the recognition of derivative instruments liability of approximately $3 million.

The information contained in this Report is subject to completion of the Company’s current review and completion of its independent registered public accountants’ audit and review.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 15, 2006, on behalf of the Company, the Company’s Chief Financial Officer determined that investors should not rely on the Company’s consolidated results of operations for the periods ended (a) March 31, 2005, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005 (as amended by the Form 10-Q/A filed on August 18, 2005); (b) June 30, 2005, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2005; or (c) September 30, 2005, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2005. The Company intends to provide revised results of operations to include derivative instrument income (loss) for these periods in the unaudited quarterly financial information in its Report on Form 10-K for the year ended December 31, 2005, which the Company expects to file on or prior to March 31, 2006.

The Chief Financial Officer’s determination is based on the Company’s discovery of an error in relation to the accounting treatment applied to common stock and preferred stock issued in connection with the Company’s acquisition of Vidus in the first quarter of 2005.  The Company will revise prospectively, its quarterly reports in 2006.

The Company’s Chief Financial Officer and the Company’s Audit Committee Chairperson have discussed the matters disclosed in this Report on Form 8-K with the Company’s independent registered public accounting firm.

The information in Item 2.02 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act by @Road, Inc., except as expressly set forth by specific reference in such a filing.

The statements made herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our expectations, objectives and future operations. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, including but not limited to the possibility that the Company may be unable to complete its review of the matters set forth herein in a sufficiently timely manner to enable it to file its Annual Report on Form 10-K within the permitted extension period, the possibility that upon further analysis the Company’s current expectations regarding the outcome of its re-evaluation prove to be inaccurate, as well as those factors described in the Company’s Report on Form 10-Q for the period ended September 30, 2005, which document is on file with the Securities and Exchange Commission and available at its website at www.sec.gov. These forward-looking statements are made only as of the date of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

@Road, Inc.
(Registrant)

Date: March 16, 2006	By:	/s/ Mike Martini
Mike Martini
Chief Financial Officer